Exhibit 3.1

PENNSYLVANIA REAL ESTATE

INVESTMENT TRUST

TRUST AGREEMENT AS

AMENDED AND RESTATED

DECEMBER 18, 2008

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

TRUST AGREEMENT AS AMENDED

AND RESTATED DECEMBER 18, 2008

Pennsylvania Real Estate Investment Trust on this 8th day of April 2008, hereby amends the Trust Agreement made December 27, 1960, and amended February 10, 1961, February 14, 1962, August 7, 1962, May 8, 1963, December 13, 1967, February 24, 1970, October 10, 1985, November 7, 1985, February 13, 1986, December 16, 1987, September 29, 1997, December 16, 1997, November 14, 2003, December 15, 2005, July 26, 2007, and April 8, 2008 and the same as amended hereby shall be restated as follows:

1. NAME OF TRUST; REGISTERED OFFICE; DEFINITIONS

Certain trustees acting under this Trust Agreement have heretofore formed a Trust which is designated “Pennsylvania Real Estate Investment Trust” (hereinafter referred to as the “Trust” or “PREIT”). PREIT shall conduct all business and the Trustees, and others authorized hereby or pursuant to the provisions hereof, shall sign all instruments necessary or desirable and appropriate to the performance of the purposes of PREIT.

PREIT shall exist subject to 15 Pa. C.S. Chapter 95, as amended from time to time, and any successor statute thereto.

The address of the registered office of PREIT in the Commonwealth of Pennsylvania is The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

The following terms, when used in this Trust Agreement or in the By-laws, shall have the meanings indicated.

The term “record form” shall mean inscribed on a tangible medium or stored in an electronic or other medium and retrievable in perceivable form.

The term “Trustees” or “trustees” shall mean the individuals serving at the time as trustees of PREIT under this Trust Agreement.

The term “Trust Property” shall mean all property, of all kinds, owned by PREIT.

The term “Shareholders” or “shareholders” shall mean holders of record of Shares authorized by the first paragraph of Paragraph 8 and the holders of Preferred Shares to the extent, if any, provided in the designating amendment effected pursuant to the provisions of the second paragraph of Paragraph 8.

The term “sign” means, with present intent to authenticate or adopt a record, to (i) sign manually or adopt a tangible symbol, or (ii) attach to, or logically associate with, a record, an electronic sound, symbol or process.

2. TRUSTEES

The following provisions shall apply to Trustees serving under this Trust Agreement:

A. NUMBER

The Trustees shall have the right at any time, and from time to time, to increase or decrease the number of Trustees then empowered to serve to a number not in excess of fifteen (15) nor less than five (5). Commencing with the Annual Meeting of Shareholders in 1970 and until the division of Trustees into classes is terminated as provided in Paragraph 2.B below, the Trustees shall be divided into three approximately equal classes each consisting of not fewer than one (1) nor more than five (5) individuals.

B. TERM OF OFFICE

The term of office of each Trustee serving prior to the Annual Meeting of Shareholders in 1970 shall terminate upon the election of his successor. At such Annual Meeting one class of Trustees (“Class A Trustees”) shall be elected, each member of which is to hold office for a term of one year, one class of Trustees (“Class B Trustees”) shall be elected, each member of which is to hold office for a term of two years, and one class of Trustees (“Class C Trustees”) shall be elected, each member of which is to hold office for a term of three years, and in each case and in each class such members shall serve until their respective successors shall have been duly elected and qualified.

Commencing with the Annual Meeting in 1971, and ending at the Annual Meeting in 2007, one class of Trustees, which shall be the class whose terms expire that year, shall be elected, each member of which is to hold office for a term of three years and until his respective successor is elected and qualified.

At the 2008 Annual Meeting, the Class A Trustees shall be elected for terms expiring at the 2009 Annual Meeting; at the 2009 Annual Meeting, both the Class A Trustees and Class B Trustees shall be elected for terms expiring at the 2010 Annual Meeting; and at the 2010 Annual Meeting and at each Annual Meeting thereafter, all Trustees shall be elected for terms expiring at the next Annual Meeting or, in each case, until his or her successor shall be elected and qualified. From and after the 2010 Annual Meeting, the Trustees shall no longer be divided into classes.

C. NOMINATION OF TRUSTEES

Nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made exclusively as provided in Paragraph 11.J of this Trust Agreement.

D. ADDITIONAL AND SUCCESSOR TRUSTEES; VACANCIES

The death, incapacity, resignation or removal of any or all of the Trustees shall not terminate PREIT’s existence or in any way affect its continuity.

Vacancies shall be deemed to have occurred as a result of an increase in the number of Trustees, or by reason of the death, resignation or incapacity of any of the Trustees (unless the vacancy is eliminated by reduction in the number of Trustees), and they shall be filled by persons to be elected by the remaining Trustees. Any new Trustee elected to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee, or as a result of an increase in the number of Trustees, shall hold office until the next Annual or Special Meeting of Shareholders and until his or her successor is elected and qualified. Any Trustee standing for election at such meeting who has been elected to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee shall stand for election for a term equal to the remaining term of the former Trustee and until his or her successor is elected and qualified. A vacancy caused by the removal of any Trustee shall be filled only by the Shareholders at an Annual or Special Meeting, unless by reason of the removal of the Trustee the number of Trustees is reduced to less than five (5), in which event the next succeeding paragraph of this Paragraph 2.D shall apply.

Until vacancies are filled the remaining Trustees shall be empowered to exercise all powers granted all Trustees hereunder, except that in the event that the number of Trustees shall fall below five (5), the Trustees shall forthwith nominate and elect at least as many Trustees as may be required to bring the total number of trustees to five (5).

Upon the election of any Trustee or additional or successor Trustee, the said Trustee so elected shall sign an Acceptance of Trust in record form, which together with a certificate of such election signed by two other Trustees, shall be filed with legal counsel for PREIT. Upon the delivery of such Acceptance, the said Trustee shall have all the rights, powers and duties of a Trustee hereunder.

E. RESIGNATION OF TRUSTEES

Any Trustee may resign at any time by delivering to any other Trustee and to the office of PREIT notification in record form of his or her resignation, which resignation shall be effective when received, but if the effect of such resignation shall be to reduce the number of Trustees below five (5), no such resignation shall be effective until a successor shall have been elected by the remaining Trustees.

F. REMOVAL OF TRUSTEES

A Trustee may be removed by a vote of the Trustees only for cause (as defined in the next paragraph) and only at a regular meeting of the Trustees, or at a meeting specially called for that purpose.

Any individual Trustee may be removed for cause (as herein defined) by a vote of the Shareholders at any meeting of Shareholders called for the purpose by the affirmative vote of Shareholders entitled to cast at least a majority of the votes of the Shares then outstanding and entitled to vote at the annual election of Trustees. Cause for removal shall exist only if the Trustee whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or if the Trustee has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to PREIT in a matter of substantial importance to PREIT.

No Trustee shall be removed at any meeting of Trustees or Shareholders unless written notice of such meeting stating this purpose shall be given or mailed to those entitled to vote thereon at least seven (7) days prior to such meeting.

G. WAIVER OF BOND

No Trustee acting hereunder shall be required to furnish a bond in any jurisdiction in which said Trustees may act.

H. MEETINGS

The Trustees shall hold an Annual Meeting immediately following the Annual Meeting of Shareholders. No notice shall be required for the Annual Meeting of Trustees. At that meeting, they shall elect officers, including a President, a Secretary, and such other officers as they shall from time to time deem necessary. Officers so elected by them shall remain in office until the next Annual Meeting of Trustees, unless removed by the vote of two-thirds of the Trustees then in office at any special meeting called on seven (7) days notice for that purpose. Special Meetings of the Trustees shall be called by the Chairman or by two or more of the other Trustees and shall be held at such time and in such place as shall be designated in the notice of the meeting. Such notice shall be given by or at the direction of the person or persons authorized to call such meeting to each Trustee at least two (2) days prior to the day named for the meeting, unless a different notice period is provided for hereunder based upon the subject matter of such meeting. Any Trustee may waive notice of any meeting of Trustees by a waiver in record form signed by the Trustee prior to or after such meeting. Attendance by a Trustee at a meeting of Trustees without objecting at the beginning of the meeting to the lack of notice shall constitute a waiver of notice of such meeting.

I. QUORUM

A majority of the Trustees, provided that the majority consists of at least four (4) Trustees, shall constitute a quorum. Trustees shall be deemed present at a meeting if by means of conference telephone or similar communications equipment all persons participating in the meeting can hear each other. If there are fewer than five (5) Trustees, the remainder constitutes a quorum and must act to fill vacancies to bring the total number of Trustees to at least five (5). If a quorum is not present at any meeting, a majority of the Trustees present at the meeting may adjourn the meeting to any later date and the meeting may be held at such later date without any further notice.

J. VOTING REQUIREMENTS

Except as otherwise required by law and except as otherwise contemplated by Paragraph 3.R, the concurrence of a majority of the Trustees present at any meeting at which a quorum is present shall be necessary to the validity of any action taken by them. In lieu of a meeting, action may be taken by consents in record form signed by at least seventy-five percent (75%) of the Trustees then serving. In any event, the concurrence or consent of at least four (4) Trustees shall be necessary to the validity of any action taken. The minimum voting requirements specified in this paragraph shall apply, as a minimum requirement, with respect to any and all action taken by the Trustees under this Trust Agreement.

K. TRUSTEES’ DEALINGS WITH PREIT

Any Trustee may be employed by PREIT to hold any office, or to perform any special business, financial or other service, and shall be entitled to receive such additional reasonable compensation as the Trustees may fix and determine. Moreover, no Trustee shall be disqualified by his or her position as a Trustee from selling to, buying from or dealing with PREIT either directly or indirectly as a director, officer, member, affiliate, shareholder or fiduciary of any other party to such a transaction. No such contract or transaction shall be void or voidable solely because of such a relationship with or interest of a Trustee, or solely because such a Trustee is present at or participates in the meeting of the Board of Trustees that authorizes (or ratifies) the transaction, or solely because his or her votes are counted for that purpose if the material facts as to the relationship or interest are disclosed or are known to the Trustees and the Board of Trustees authorizes (or ratifies) such contract or transaction by the affirmative votes of a majority of the Trustees not having an interest therein, even though the Trustees not having an interest in the contract or transaction are less than a quorum. No Trustee shall have any liability for such a contract or transaction so approved (or ratified) by a majority of the Trustees not having an interest in such contract or transaction except for bad faith or gross negligence. Those Trustees having an interest in such a transaction may be counted in determining the existence of a quorum at any meeting of the Board of Trustees which shall authorize (or ratify) any such contract or transaction.

L. The provisions of this Paragraph 2 are subject to the rights of the holders of any series or class of Preferred Shares to elect or appoint or to cause the election or appointment of one or more Trustees upon the terms and conditions set forth in the designating Amendment to this Agreement effected by the Trustees with respect to the applicable series or class of Preferred Shares.

3. ACTIVITIES OF PREIT; POWERS OF THE TRUSTEES

The business activities of PREIT, which shall be conducted by or under the direction of the Trustees on behalf of PREIT, shall be (i) the acquisition, ownership, operation, leasing, management, development and disposition of real property and related personal property, either directly or indirectly, and the ownership of interests in trusts, partnerships or other entities which acquire own, operate, lease, manage, develop and dispose of real property and related personal property, and (ii) all things that the Trustees shall deem necessary or desirable and appropriate to the foregoing.

In furtherance of the business activities of PREIT and in addition to any powers conferred upon the Trustees by law and by other provisions of this Trust Agreement, the Trustees shall have the following powers, unless otherwise restricted by any other provision of this Trust Agreement.

A. To invest in assets of any kind and nature without being limited to so-called “legal investments,” provided the amount, type or classification will not disqualify PREIT from qualifying as a Real Estate Investment Trust under the pertinent provisions of the Internal Revenue Code and Regulations thereunder.

B. To make investments incorporating a variety of real property financing techniques, including, without limitation, sale and leasebacks, net lease financings, purchase and installment salebacks, high credit lease-secured mortgages, convertible mortgages and mortgages of special interests including, without limitation, leaseholds, air rights and condominiums. PREIT’s investment policy may also include new investment techniques subsequently developed which satisfy the real estate investment trust requirements of the Internal Revenue Code and Regulations thereunder.

C. To improve, manage, protect, subdivide, sell, mortgage, pledge, encumber, grant easements or charges against or otherwise deal in real estate assets and interests in real property.

D. To make such contracts as they deem expedient in the conduct of the business of PREIT and to engage in any type of business necessary or incidental thereto, except such business as would disqualify PREIT as a Real Estate Investment Trust under the pertinent provisions of the Internal Revenue Code and Regulations thereunder.

E. To borrow money to further PREIT’s purposes and to pledge the Trust Property as security therefor, provided, however, that no liability shall be incurred except such as may be incidental to the proper management of the property and business of PREIT and the proper execution of PREIT’s purposes.

F. To raise monies or acquire assets consistent with the purposes of PREIT by the issuance of securities and subscriptions, options and warrants relating thereto.

G. To receive or sue for all monies at any time becoming due to PREIT.

H. To compromise or refer to arbitration any claims against or rights of PREIT.

I. To employ any persons (including Trustees) to assist the Trustees in the conduct of the business of PREIT and to confer upon such persons such titles, power and authority as the Trustees may deem expedient. Those persons who are elected and serve as officers of PREIT in accordance with Paragraph 2.H of this Trust Agreement or otherwise shall have such powers and duties as a resolution adopted by the Trustees or PREIT’s By-laws may provide.

J. To authorize the signature and delivery of any and all instruments which they may deem advisable to carry out the purposes of PREIT. In connection with the signature of any documents, the Trustees may, from time to time, designate one or more of the Trustees as such or as officers of PREIT, or such other officer or person or officers or persons to sign documents on behalf of PREIT, and such signature shall be valid for all purposes.

K. To manage, conduct and operate PREIT under such assumed or fictitious name or names as they, from time to time, designate and in connection therewith, to do all things necessary to register such fictitious name or names on behalf of PREIT and its Shareholders.

L. In accordance with applicable law, to determine whether monies or things shall, for the purposes of these presents, be considered as principal or income, or what constitutes gross income or net income in any year, or part of the year, and to determine the mode in which expenses or disbursements shall be charged between principal or income.

M. To do all and such other things and incur such other obligations as in their judgment will advance PREIT’s purposes.

N. To sign and deliver any regulatory agreement or assumption of regulatory agreement and any other instrument approved by the Trustees required by the Federal Housing Commissioner in case of the purchase of any property subject to a mortgage insured by the Federal Housing Administration.

O. To adopt, amend and repeal such By-Laws for the conduct of the business of their meetings and of PREIT as they shall deem necessary, but all such By-Laws shall be subordinate to and not inconsistent with the provisions of this Agreement.

P. To determine the value of all or any part of the Trust Property and of any services, securities, property or other consideration to be furnished to or acquired by PREIT, and to revalue all or any part of the foregoing.

Q. To sell, assign, or otherwise transfer all or substantially all or any part of the Trust Property, to merge PREIT with another business trust or entity, and, to the extent permitted by law, to elect not to have PREIT exist subject to 15 Pa. C.S. CHAPTER 95, or any successor thereto; provided that, unless (i) in the case of a merger, either (a) the merger is with an entity in which PREIT owned, directly or indirectly, prior to the merger ownership interests having at least 80% of the voting power of all ownership interests or (b) the persons that were the Shareholders of PREIT immediately prior to the merger will own, directly or indirectly, immediately following the merger all of the ownership interests in the surviving entity, and (ii) in the case of such a sale, assignment or other transfer, the transferee is an entity directly or indirectly controlled by PREIT, no such merger or sale, assignment or other transfer shall be effected without the affirmative vote of the holders of a majority of votes cast by all Shareholders entitled to vote thereon (excluding holders of Preferred Shares that are entitled to vote thereon exclusively as a class) at a meeting called for that purpose pursuant to a resolution adopted by a majority of the Trustees then in office. If any class or series of Preferred Shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote shall also be required. No vote of Shareholders shall be required under this Paragraph 3.Q if there shall have previously been an affirmative vote of the Shareholders to dissolve the Trust pursuant to Paragraph 16.

R. To establish one or more committees to consist of one or more Trustees and to delegate such authority of the Trustees to those committees as is permitted by law. The establishment of such committees and the delegation of authority thereto shall be done only by resolution of a majority of all of the Trustees then serving, and no such committee shall have the authority to (i) amend or repeal any provision of this Agreement or the By-laws, (ii) remove any Trustee from the Board of Trustees, or (iii) create or fill any vacancies in the Board of Trustees.

S. In addition to the authority in Paragraph 8, to create and issue (whether or not in connection with the issuance of Shares or other securities), and to authorize the creation and issuance by subsidiaries and affiliates of PREIT of, option rights or securities having conversion or option rights entitling the holders thereof to purchase or acquire Shares, option rights, securities having conversion or option rights, or obligations, of any class or series, or assets of PREIT, or to purchase or acquire from PREIT equity securities, option rights, securities having conversion or option rights, or obligations, of any class or series, owned by PREIT and issued by any other person or entity. The securities, contracts, warrants or other instruments evidencing Shares, option rights, securities having option or conversion rights, or obligations of PREIT, may contain such terms as are fixed by the Trustees, including, without limiting the generality of such authority, restrictions, provisions providing for adjustment of terms upon the happening of certain events, pricing and payment terms, and conditions, including, but not limited to, conditions that preclude any person or persons owning or offering to acquire a specified number or percentage of Shares or any class or series thereof or option rights, securities having conversion or option rights, or obligations of PREIT or any class or series of the foregoing or any transferee or transferees of the person or persons from exercising, converting, transferring or receiving the Shares or other equity securities, option rights, securities having conversion or option rights, obligations or assets. The provisions of this Paragraph 3.S shall not be construed to effect a change in the fiduciary relationship between a Trustee and PREIT or to change the standard of care of a Trustee as provided for in Paragraph 5 of this Agreement, 15 Pa. C.S. Section 9506, as amended from time to time, and Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended from time to time.

T. To adopt and implement executive compensation, pension, profit sharing, share option, share bonus, share purchase, share appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions applicable to any or all Trustees, officers, employees or agents of PREIT or trustees, directors, officers, employees or agents of any of PREIT’s subsidiaries or affiliates or other entities in which PREIT maintains an investment and, without limiting the foregoing authority, to create and issue rights and options to Trustees, officers, employees and agents of PREIT and trustees, directors, officers, employees or agents of any of PREIT’s subsidiaries or affiliates or other entities in which PREIT maintains an investment as an incentive for service or continued service with PREIT or any of its subsidiaries or affiliates or other entities in which PREIT maintains an investment or for such other purposes and upon such terms as the Trustees, who may benefit by their action, deem advantageous to PREIT.

U. To determine and alter, from time to time, the fiscal year of PREIT.

V. To grant rights to holders of equity interests in entities controlled by PREIT to vote on matters to be voted upon by the Shareholders of PREIT, either as a separate class or with the Shareholders and on any such basis as the Board shall determine.

4. PROTECTION OF PERSONS DEALING WITH PREIT

A resolution of the Trustees, certified by any Trustee or by any officer of PREIT, authorizing a particular act shall be conclusive evidence to anyone, including strangers to PREIT, that such act is within the powers of the Trustees. Any instrument signed by any Trustee or by the Chairman, any Vice Chairman, the Chief Executive Officer, President, Chief Operating Officer or any Vice President of PREIT shall be conclusive evidence to anyone, including strangers to PREIT, that said persons are in fact authorized to sign said instrument on behalf of PREIT and a resolution accompanying such instrument shall not be necessary for this purpose. A certification of incumbency of Trustees and officers of PREIT, signed by any other Trustee or by any other officer of PREIT shall be conclusive evidence to anyone, including strangers to PREIT, that the Trustees and the officers of PREIT named therein are at the time stated therein then serving under this Trust Agreement. No purchaser from PREIT shall be bound to see to the application of the money or other consideration paid by the purchaser to PREIT.

5. LIMITATION OF TRUSTEES’ AND OFFICERS’ LIABILITY

A. The Trustees, when acting in such capacity, shall not be personally liable to any person or entity for any act, omission or obligation of PREIT.

B. The Trustees shall stand in a fiduciary relationship to PREIT. The provisions of 15 Pa. C.S. Subchapter B and, specifically, Section 1715, shall be applicable to the Trustees with respect to the fiduciary relationship and the discharge of duties arising therefrom. No Trustee shall be personally liable for monetary damages for any action taken, or any failure to take any action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713. In furtherance of the purposes of the preceding sentence, such sentence shall be deemed to have the effect of a bylaw adopted by the Shareholders (as that term is used in 15 Pa. C.S. Section 1713).

C. An officer of PREIT shall perform his or her duties as an officer of PREIT in good faith, in a manner he or she reasonably believes to be in the best interests of PREIT and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his or her duties shall not be liable by reason of having been an officer of PREIT.

D. It is the intention of this Trust Agreement to limit the liability of the Trustees to the fullest extent permitted by applicable law, as amended or supplemented. No amendment of this Agreement or repeal of any of its provisions shall adversely affect any right or protection of any Trustee or officer of PREIT provided for hereunder for or with respect to any acts, omissions or obligations of PREIT or any Trustee or officer of PREIT occurring or incurred prior to such amendment or repeal.

6. RECORDS

The Trustees shall keep a record of all meetings of the Trustees and committees of the Trustees and of the Shareholders and the officers of PREIT shall keep books of account showing the receipts and disbursements of PREIT. The Trust shall prepare and furnish to the Shareholders the annual and other reports required to be so furnished by the Securities Exchange Act of 1934, as amended. In addition, the Trustees, or their appointed institutional agents, shall maintain proper transfer books and a register of the names and interests of the Shareholders and any other security holders of PREIT.

7. LEGAL TITLE

Legal title to all Trust Property shall be held by PREIT (to the extent permitted by law) or by the Trustees as such, or by any of them or by such other nominee or nominees as the Trustees may from time to time designate to hold legal title for PREIT. The Trustees shall have absolute control over the management and disposition of the Trust Property, subject only to such limitations as are set forth herein. The Trustees shall have complete control of the conduct of the business and affairs of PREIT.

Any enumeration of specific duties and powers shall not be deemed a limitation upon the general powers herein conferred.

8. BENEFICIAL INTERESTS

The beneficial interests in PREIT, in addition to Preferred Shares issued pursuant to the following paragraph of this Paragraph 8 and Excess Shares issued pursuant to Paragraph 9.C that may be outstanding, shall be divided into a maximum of One-Hundred Million (100,000,000) shares outstanding at any time, each having a par value of $1.00 per share (herein referred to as “Shares”). The Trustees may sell or exchange such Shares for such sums or other consideration and on such terms as they may deem expedient, provided that in no event shall Shares be sold for a consideration less than par, and the Shares shall be issued only upon the payment of an amount at least equal to such par value; provided that, in the case of Shares sold for non-cash consideration, the value received shall be deemed to be an amount at least equal to the par value thereof if the sale was authorized by the Trustees and, in the case of Shares issued upon conversion or upon exercise of rights to acquire Shares, such Shares shall be deemed to have been issued for an amount at least equal to the par value thereof if, at the time such convertible security was issued or at the time such exercise right was granted, such issuance or grant was authorized by the Trustees. The said Shares when so issued shall be fully paid and non-assessable. PREIT shall issue or cause to be issued to subscribers for or purchasers of such Shares, certificates in such form as the Trustees deem proper evidencing the beneficial interest of such Share owners. The Shares shall be personal property and, except as otherwise provided herein and subject to the rights of holders of Preferred Shares, shall entitle the owners thereof to participate in all dividends and other distributions of income or principal in the proportion which the number of Shares of each owner bears to the total number of Shares issued and outstanding. Shareholders’ rights shall be limited to those specifically set forth in this Trust Agreement.

The Trustees shall have the power from time to time by a designating amendment to this Agreement (a) to issue, classify or reclassify shares (separately referred to herein as “Preferred Shares”), in one or more series or classes, (b) to determine and alter the par value of each series or class of Preferred Shares and to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions thereof (including, without limitation, voting, distribution, liquidation, conversion and/or redemption rights, and limitations and/or exclusions thereof) granted to or imposed upon any wholly unissued series or class of Preferred Shares and the number of Preferred Shares constituting any such series or class, and (c) to increase or decrease (but not below the number of Preferred Shares of such series or class then outstanding) the number of Preferred Shares of any series or class subsequent to the issue of Preferred Shares of that series or class. No more than twenty-five million (25,000,000) Preferred Shares may be outstanding at any time. The rights of a holder of Preferred Shares shall be limited to those specifically set forth in the designating amendment effected by the Trustees with respect to the relevant series or class of Preferred Shares. A holder of Preferred Shares shall be deemed a Shareholder under this Agreement only to the extent that the designating Amendment to this Agreement designating the relevant series or class of Preferred Shares held by such holder so provides. Preferred Shares shall be included within the term “Shares” for purposes of the provisions of this Agreement only to the extent that the designating amendment to this Agreement designating the relevant series or class so provides. The shares shall be subject to all of the rights, preferences, privileges, qualifications, limitations and restrictions of the Preferred Shares as set forth in the designating Amendment to this Agreement effected by the Trustees with respect to the applicable series or class of Preferred Shares.

Any Trustee hereunder may acquire, hold and dispose of Shares to the same extent and in the same manner as if such person were not a Trustee and without affecting in any way such person’s status or powers as such.

A. CHANGE IN PAR VALUE OF SHARES

The Trustees may from time to time change the par value of the Shares outstanding or unissued, or any class or series thereof, if in their opinion the same shall be necessary or desirable and appropriate to further PREIT’s purposes.

B. PRE-EMPTIVE RIGHTS WAIVED

No Shareholder shall have any pre-emptive right because of his shareholdings to have first offered to him any part of any Shares or debentures, bonds or securities convertible into or exchangeable, with or without further consideration, for Shares of PREIT hereinafter issued, including those now authorized and those authorized by amendments hereto.

C. TRANSFER OF SHARES

(i) Shares may be transferred by the holders thereof in person, or by duly authorized attorney.

(ii) A holder or transferee of certificated or uncertificated Shares shall be deemed to have agreed to be bound by the provisions of this Trust Agreement, as the same may be amended or supplemented, and any other document or instrument authorized hereunder pertaining to such Shares or a holder or transferee of Shares.

(iii) No transfer of Shares shall be binding upon PREIT until it has been recorded on the transfer books maintained by PREIT or its transfer agent. Moreover, PREIT may deem the person in whose name a Share certificate is at the time registered upon the books maintained by the transfer agent designated by PREIT, or who is shown as the holder of uncertificated shares on such books, to be the absolute owner of the Shares for all purposes whatsoever, and PREIT shall not be affected by any notice to the contrary. All transfers of Shares shall be subject to Paragraph 9 of this Trust Agreement.

D. DEATH OF A SHAREHOLDER

The death of a Shareholder during the continuance of PREIT shall not terminate PREIT’s existence or entitle the legal representative of such Shareholder to any action in the courts or otherwise against the Trust Property, PREIT or the Trustees by virtue of the fact of death alone. The executors, administrators, heirs, legatees or assigns of a deceased Shareholder shall succeed to the rights and be subject to the liabilities of the deceased Shareholder as a holder of Shares.

E. LOST OR DESTROYED CERTIFICATES

In the event of the loss or destruction of a certificate, PREIT may, in its discretion, issue a new certificate representing the interest evidenced by the lost or destroyed certificate upon satisfactory proof of its loss or destruction and the furnishing of sufficient indemnity, in the form of a bond, if required, for the benefit of all interested parties.

F. UNCERTIFICATED SHARES

All Shares of each class and series may be certificated or uncertificated, except as may be expressly provided in the terms of any class or series. The rights and obligations of the holders of Shares represented by certificates and the rights and obligations of holders of uncertificated Shares of the same class and series shall be identical.

Within a reasonable time after the issue or transfer of shares without certificates, PREIT shall send the Shareholder a statement in record form evidencing the beneficial interest of such Share owner and containing the information required by Paragraph 9.M and such other information as the Trustees deem proper.

9. RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES; EXCHANGE FOR EXCESS SHARES

A. DEFINITIONS. For the purposes of this Paragraph 9, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings. Accordingly, for purposes hereof, Beneficial Ownership expressed as a percentage shall be calculated for any Person by dividing two numbers (determined, separately, for Common Shares and for each class or series of Preferred Shares), (a) the number that is the numerator being the sum of (i) the number of outstanding Shares beneficially owned by such Person plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, options or other securities exercisable for or convertible into Shares beneficially owned by such Person and (b) the number that is the denominator being the sum of (i) all outstanding Shares plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, options or other securities exercisable for or convertible into Shares beneficially owned by such Person; provided that the Trustees shall retain full authority to adopt such other formula for determining Beneficial Ownership as they may deem appropriate.

“Common Shares” shall mean all Shares authorized by the first paragraph of Paragraph 8 hereof, exclusive of Preferred Shares.

“Constructive Ownership” shall mean ownership of Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings. Accordingly, for purposes hereof, Constructive Ownership expressed as a percentage shall be calculated for any Person by dividing two numbers (determined, separately, for Common Shares and for each class or series of Preferred Shares), (a) the number that is the numerator being the sum of (i) the number of outstanding Shares beneficially owned by such Person plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, options or other securities exercisable for or convertible into Shares owned by such Person and (b) the number that is the denominator being the sum of (i) all outstanding Shares plus (ii) the maximum number of Shares issuable upon the exercise or conversion of outstanding warrants, options or other securities exercisable for or convertible into Shares owned by such Person; provided that the Trustees shall retain full authority to adopt such other formula for determining Constructive Ownership as it may deem appropriate.

“Event” shall have the meaning assigned to it in Paragraph 9.C(iii).

“Excess Common Shares” shall mean Excess Shares that would, under Paragraph 9.N(v)(a), automatically be exchanged for Common Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

“Excess Preferred Shares” shall mean Excess Shares that would, under Paragraph 9.N(v)(a), automatically be exchanged for Preferred Shares in the event of a transfer of an interest in the Special Trust in which such Excess Shares are held.

“Excess Shares” shall mean, as applicable, Excess Common Shares or Excess Preferred Shares.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the Shares on the trading day immediately preceding the relevant date, or if the Shares are not then traded on the New York Stock Exchange, the last reported sales price of the Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares may be traded, or if the Shares are not then traded over any exchange or quotation system, then the fair market value of the Shares on the relevant date as determined in good faith by the Trustees.

“Ownership Limit” shall mean, separately as to the Common Shares and each class or series of Preferred Shares, 9.9% in value of the outstanding Common Shares or outstanding Preferred Shares of such class or series.

“Ownership Limitation Termination Date” shall mean the first day after the date on which the Trustees determine that it is no longer in the best interests of PREIT to attempt to, or continue to, qualify as a REIT.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

“Purported Beneficial Holder” shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the Person for whom the Purported Record Holder of the Shares that were, pursuant to Paragraph 9.C, automatically exchanged for Excess Shares upon the occurrence of such event held such Shares.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported

Record Transferee would have acquired Shares, if such Transfer had been valid under Paragraph 9.B.

“Purported Record Holder” shall mean, with respect to any event other than a purported Transfer which results in Excess Shares, the record holder of the Shares that were, pursuant to Paragraph 9.C, automatically exchanged for Excess Shares upon the occurrence of such event.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Paragraph 9.C.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“Section 544 Subsidiary” of any individual or entity shall mean any entity, over 50% of the ownership interest in which is owned, directly or indirectly (applying the principles of Section 544 of the Code) by the individual or entity in question.

“Special Beneficiary” shall mean the beneficiary of the Special Trust as determined pursuant to Paragraph 9.N(v).

“Special Trust” shall mean the trust created pursuant to Paragraph 9.N(i).

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Shares or capital stock of any Person (including but not limited to (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (ii) the sale, transfer, exercise, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares or (iii) the establishment of a put or the granting to a third party of a call right with respect to Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

B. RESTRICTIONS ON OWNERSHIP AND TRANSFER

(i) Except as provided in Paragraph 9.K, prior to the Ownership Limitation Termination Date, no Person shall Beneficially Own or Constructively Own any Shares to the extent such ownership would exceed the Ownership Limit.

(ii) Except as provided in Paragraph 9.K, prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights in or to such Shares.

(iii) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

(iv) Prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in PREIT being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause PREIT to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

(v) The Trustees shall have the authority to select the Ownership Limitation Termination Date.

C. EXCHANGE FOR EXCESS SHARES

(i) If, notwithstanding the other provisions contained in this Paragraph 9, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, then, except as otherwise provided in Paragraph 9.K, such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share), shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

(ii) If, notwithstanding the other provisions contained in this Paragraph 9, at any time prior to the Ownership Limitation Termination Date, there is a purported Transfer which, if effective, would cause PREIT to become “closely held” within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause PREIT to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

(iii) If, notwithstanding the other provisions contained in this Paragraph 9, at any time prior to the Ownership Limitation Termination Date, an event other than a purported Transfer (an “Event”) occurs which would cause any Person to Beneficially Own or Constructively Own Shares in excess of the Ownership Limit, then, except as otherwise provided in Paragraph 9.K, Shares Beneficially Owned or Constructively Owned by such Person (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares directly held or Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged. Where several such Persons exist, the exchange shall be pro rata based upon the number of Shares Beneficially Owned and Constructively Owned by such Persons.

D. REMEDIES FOR BREACH. If the Trustees or their designee(s) shall at any time determine that a Transfer has taken place in violation of Paragraph 9.B or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) of any Shares that would result in Shares being beneficially owned by less than 100 persons as contemplated by Paragraph 9.B(iii), or in Beneficial Ownership or Constructive Ownership of any Shares in violation of Paragraph 9.B, the Trustees or their designee(s) shall take such action as they deem advisable to refuse to give effect to or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of PREIT or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Paragraphs 9.B (ii), (iii) or (iv) shall automatically result in the exchange described in Paragraph 9.C, irrespective of any action (or non-action) by the Trustees or its designees.

E. NOTICE OF OWNERSHIP OR ATTEMPTED OWNERSHIP IN VIOLATION OF PARAGRAPH 9.B. Any Person who acquires or attempts to acquire Beneficial Ownership or Constructive Ownership of Shares in violation of Paragraph 9.B shall immediately give written notice to PREIT of such acquisition or attempted acquisition and shall provide to PREIT such other information as PREIT may request in order to determine the effect, if any, of such acquisition or attempted acquisition on PREIT’s status as a REIT.

F. OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Ownership Limitation Termination Date:

(i) every Beneficial Owner or Constructive Owner of 1% or more in value of outstanding Common Shares or Shares of any class or series of Preferred Shares shall, within 30 days after January 1 of each year, give written notice to PREIT stating the name and address of such Beneficial Owner or Constructive Owner, the number of Shares Beneficially Owned or Constructively Owned, and a description of how such Shares are held. Each such Beneficial Owner or Constructive Owner shall provide to PREIT such additional information as PREIT may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on PREIT’s status as a REIT.

(ii) Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to PREIT such information as PREIT may request in order to determine PREIT’s status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

G. REMEDIES NOT LIMITED. Nothing contained in this Paragraph 9 shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect PREIT and the interests of Shareholders by preserving PREIT’s REIT status.

H. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Paragraph 9 including any definition contained in Paragraph 9.A and any ambiguity with respect to which Shares are to be exchanged for Excess Shares in a given situation, the Trustees shall have the authority to determine the application of the provisions of this Paragraph 9 with respect to any situation based on the facts known to the Trustees.

I. INCREASE IN OWNERSHIP LIMIT. Subject to the limitations provided in Paragraph 9.J the Trustees may from time to time increase the Ownership Limit.

J. LIMITATIONS ON MODIFICATIONS.

(i) The Ownership Limit may not be increased if, after giving effect to such increase, five (5) Beneficial Owners of Shares would Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Shares.

(ii) Prior to an increase in the Ownership Limit pursuant to Paragraph 9.I, the Trustees may require such opinions of counsel or PREIT’s tax accountants, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure PREIT’s status as a REIT.

K. EXCEPTIONS. The Trustees, with a ruling from the Internal Revenue Service or an opinion of counsel or PREIT’s tax accountants to the effect that such exemption will not result in PREIT being “closely held” within the meaning of Section 856(h) of the Code, may exempt a Person from the Ownership Limit if the Trustees obtain such representations and undertakings from such Person as the Trustees may deem appropriate and such Person agrees that any violation or attempted violation of any of such representations or undertakings will result in, to the extent necessary or otherwise deemed appropriate by the Trustees, the exchange of Shares held by such Person for Excess Shares in accordance with Paragraph 9.C.

L. NEW YORK STOCK EXCHANGE TRANSACTIONS. Nothing in this Paragraph 9 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, any successor exchange or quotation system thereto, or any other exchange or quotation system over which the Shares may be traded from time to time.

M. LEGEND.

(i) Each certificate for Common Shares hereafter issued shall bear the following legend:

“The Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may Beneficially own or Constructively Own Shares in excess of 9.9% in value (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Shares (exclusive of any Preferred Shares) of the Trust. Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitation must immediately notify the Trust. In addition, if any Person attempts to acquire beneficial ownership of any Shares and the result of such acquisition would be Shares being beneficially owned by fewer than 100 persons, such purported transfer shall be void ab initio and the intended transferee shall acquire no rights to such Shares. All capitalized terms used in this legend have the meanings set forth in the Trust Agreement, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. If the restrictions on ownership and transfer are violated, the Shares represented hereby will be automatically exchanged for Excess Shares which will be held in trust by the Trust.”

(ii) Each certificate for Preferred Shares hereafter issued shall bear the following legend:

“The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may Beneficially Own or Constructively Own Shares of any series or class of Preferred Shares in excess of 9.9% in value (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Shares of such series or class. Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Trust Agreement, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. If the restrictions on ownership and transfer are violated, the Preferred Shares represented hereby will be automatically exchanged for Excess Shares which will be held in trust by the Trust.”

(iii) Each statement required by Paragraph 8.F hereafter issued shall contain the following information:

“Shares are subject to restrictions on ownership and transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may Beneficially Own or Constructively Own Shares in excess of 9.9% in value (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Shares (exclusive of any Preferred Shares) of the Trust. Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitation must immediately notify the Trust. In addition, if any Person attempts to acquire beneficial ownership of any Shares and the result of such acquisition would be Shares being beneficially owned by fewer than 100 persons, such purported transfer will be void ab initio and the intended transferee will acquire no rights to such Shares. All capitalized terms used herein have the meaning set forth in the Trust Agreement, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each Shareholder who so requests. If the restrictions on ownership and transfer are violated, the Shares involved will be automatically exchanged for Excess Shares which will be held in trust by the Trust.”

N. EXCESS SHARES.

(i) Ownership in Trust. Upon any purported Transfer or Event that results in an exchange of Shares for Excess Shares pursuant to Paragraph 9.C, such Excess Shares shall be deemed to have been transferred to PREIT, as trustee of a Special Trust for the exclusive benefit of the Special Beneficiary or Special Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to Paragraph 9.N(v). Excess Shares so held in trust shall be issued and outstanding Shares of PREIT. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as and to the extent provided in this Paragraph 9.N.

(ii) Dividend Rights. Excess Shares shall not be entitled to any dividends or distributions. Any dividend or distribution paid prior to the discovery by PREIT that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to PREIT upon demand. Any dividend or distribution declared by PREIT and not yet paid with respect to Shares that have been exchanged for Excess Shares shall be void ab initio with respect to such Shares.

(iii) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, PREIT, (a) subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Board of Trustees pursuant to Paragraph 8 and the preferential rights of the Excess Preferred Shares, if any, each holder of Excess Common Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Common Shares, that portion of the assets of PREIT available for distribution to the holders of Common Shares or Excess Common Shares which bears the same relation to the total amount of such assets of PREIT as the number of Excess Common Shares held by such holder bears to the total number of Common Shares and Excess Common Shares then outstanding and (b) each holder of Excess Preferred Shares shall be entitled to receive that portion of the assets of PREIT which a holder of the Preferred Shares that were exchanged for such Excess Preferred Shares would have been entitled to receive had such Preferred Shares remained outstanding. PREIT, as holder of the Excess Shares in trust, or if PREIT shall have been dissolved, any trustee appointed by PREIT prior to its dissolution, shall distribute ratably to the Special Beneficiaries of the Special Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of PREIT.

(iv) Voting Rights. The holders of Excess Shares shall not be entitled to vote with respect to such Shares on any matters (except as required by law).

(v) Restrictions On Transfer: Designation of Special Beneficiary.

(a) Excess Shares shall not be transferable. The Purported Record Transferee or Purported Record Holder may freely designate a Special Beneficiary of an interest in the Special Trust (representing the number of Excess Shares held by the Special Trust attributable to a purported Transfer or Event that resulted in the Excess Shares) if (i) the Excess Shares held in the Special Trust would not be Excess Shares in the hands of such Special Beneficiary and (ii) the Purported Beneficial Transferee or Purported Beneficial Holder does not receive a price, as determined on a Share-by-Share basis, for designating such Special Beneficiary that reflects a price for such Excess Shares that, (I) in the case of a Purported Beneficial Transferee, exceeds (x) the price such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the exchanges of Shares for Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Shares (having received such Shares pursuant to a gift, devise or other transaction), the Market Price of such Shares on the date of the purported Transfer that resulted in the exchange of Shares for Excess Shares or (II) in the case of a Purported Beneficial Holder, exceeds the Market Price of the Shares that were automatically exchanged for such Excess Shares on the date of such exchange. Upon such a transfer of an interest in the Special Trust, the corresponding shares of Excess Shares in the Special Trust shall be automatically exchanged for an equal number of Common Shares or Preferred Shares (depending upon the character of the Shares that were originally exchanged for such Excess Shares), and such Common Shares or Preferred Shares shall be transferred of record to the transferee of the interest in the Special Trust if such Common Shares or Preferred Shares would not be Excess Shares in the hands of such transferee. Prior to any transfer of any interest in the Special Trust, the Purported Record Transferee or Purported Record Holder, as the case may be, must give advance notice to PREIT of the intended transfer and PREIT must have waived in record form its purchase rights under Paragraph 9.N(vi).

(b) Notwithstanding the foregoing, if a Purported Beneficial Transferee or Purported Beneficial Holder receives a price for designating a Special Beneficiary of an interest in the Special Trust that exceeds the amounts allowable under Paragraph 9.N(v)(a), such Purported Beneficial Transferee or Purported Beneficial Holder shall pay, or cause such Special Beneficiary to pay, such excess to PREIT.

(vi) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to PREIT, or its designee, at a price per share equal to, (I) in the case of Excess Shares resulting from a purported Transfer, the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a gift, devise or other transaction, the Market Price at the time of such gift, devise or other transaction) or (ii) the Market Price on the date PREIT, or its designee, accepts such offer or (II) in the case of Excess Shares created by an Event, the lesser of (i) the Market Price of the Shares originally exchanged for the Excess Shares on the date of such exchange or (ii) the Market Price of such Shares on the date PREIT, or its designee, accepts such offer. PREIT shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the purported Transfer or Event which resulted in an exchange of Shares for such Excess Shares and (ii) the date the Trustees determine that a purported Transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred, if PREIT does not receive a notice of any such Transfer pursuant to Paragraph 9.E.

O. SEVERABILITY; AGENT FOR TRUST. If any provision of this Paragraph 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. In any event, to the extent such court holds the Purported Record Transferee to be the record and beneficial owner of Shares which, had the provisions of Paragraph 9 been enforced, would have been exchanged for Excess Shares, such Purported Record Transferee shall be deemed, at the option of PREIT, to have acted as agent on behalf of PREIT in acquiring such transferred Shares and to hold such Shares on behalf of PREIT.

10. DISTRIBUTIONS

PREIT shall distribute to the Shareholders from the income or capital of PREIT such sums as they shall determine. The amounts to be distributed and the time of the distribution shall rest in the discretion of the Trustees. However, the Trustees shall attempt to make such distribution so that PREIT will continue to qualify as a real estate investment trust under pertinent provisions of the Internal Revenue Code and Regulations thereunder. All other income may be distributed or accumulated in the Trustees’ sole discretion. The Shareholders shall share in all distributions from PREIT on the record date established by the Trustees for the purpose of determining the percentage ownership of the holders; or, if required for tax purposes, they shall share such distributions in such manner as may be necessary so that PREIT continues to so qualify as a real estate investment trust.

11. SHAREHOLDERS

A. ANNUAL MEETINGS

The Annual Meeting of the Shareholders entitled to vote in the election of Trustees shall be held at the principal office of PREIT or at such other place as the Trustees shall by notice designate, no later than the second Wednesday of the sixth month following the end of each fiscal year (other than the fiscal period ending December 31, 1997), or, if that day falls on a holiday, the next business day following, or on such other day as may be fixed by the Trustees. If the Annual Meeting has not been held during a calendar year (other than the 1998 calendar year), any Shareholder may call such meeting at any time thereafter, by following the procedure set forth in Paragraph 11.B hereof.

At said Annual Meeting, the Shareholders entitled to vote thereat shall elect individuals to the office of Trustee as provided in Paragraph 2.B of this Trust Agreement and shall at such meeting exercise and discharge any other powers or duties vested in them by the Trust Agreement.

B. SPECIAL MEETINGS

Special Meetings of Shareholders may be called at any time by the Chairman, or by the Trustees, or by the Shareholders entitled to cast at least forty percent (40%) of the votes at the particular meeting. Upon written request of any person or persons who have duly called a Special Meeting, the Secretary shall affix the date of the meeting to be held not more than sixty (60) days after receipt of the request and give due notice to the Shareholders entitled to vote thereat. If the Secretary shall neglect or refuse to fix such date or give such notice, the person or persons calling the meeting may do so.

C. NOTICE OF MEETINGS

Notice of meetings of the Shareholders shall be given in accordance with the By-laws.

When a meeting of Shareholders is adjourned it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Trustees fix a new record date for the adjourned meeting.

D. RECORD DATE

The Trustees may fix in advance a date as the record date for the determination of Shareholders entitled to notice of, or to vote at, any meeting of Shareholders or Shareholders entitled to receive payment of any dividend or distribution, or in order to make a determination of Shareholders for any other purpose, such date in any case to be not more than sixty (60) days and, in case of a meeting of Shareholders, not less than ten (10) days, prior to the date for which such determination of Shareholders is necessary or proper. In the absence of such record date fixed by the Trustees, all Shareholders entitled to vote thereat shall be entitled to notice, except transferees of shares transferred on the books within thirty (30) days next preceding the date of the said meeting. The Trustees shall not be required to set a new record date with respect to an adjourned meeting of Shareholders.

E. QUORUM

The owners of a majority of the Shares entitled to vote thereat or their proxies shall constitute a quorum for the purpose of any meeting. At any meeting where a quorum is present, a majority of the Shares present and voting shall be required to adopt any resolution which is within the province of the Shareholders unless a greater or different vote shall be required by this Agreement or by the Board in its authorizing resolution. In the event that a quorum is not present at the time designated for any Shareholders Meeting, annual or special, the same shall be adjourned without any further notice until a quorum shall be present.

F. VOTING RIGHTS AND ACTS OF SHAREHOLDERS

Unless otherwise provided in this Agreement, at all Shareholders Meetings, annual or special, each Shareholder shall be entitled to one vote for each Share standing in his name on the books of PREIT.

Unless a greater or different vote shall be required by this Agreement or by the Board in its authorizing resolution as to a particular matter or under any agreement authorized by the Board pursuant to Paragraph 3.V, an act authorized by the vote of the holders of a majority of Shares present in person or by proxy and casting a vote on the matter at a duly organized meeting shall be the act of the Shareholders. For purposes of the foregoing, abstentions and non-votes on a particular matter shall not be deemed to be votes cast on the matter.

G. PROXIES

At all meetings of Shareholders, a Shareholder entitled to vote on a particular matter may vote in person or may authorize another person or persons to act for him by proxy. Every proxy shall be in record form and shall be signed by the Shareholder or by a duly authorized attorney in fact. Such proxies shall be filed with the Secretary of PREIT before or at the time of the meeting. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of the proxy shall not be effective until notice thereof has been given to the Secretary of PREIT.

H. VOTING FOR TRUSTEES

Cumulative voting shall not be permitted. The candidates receiving the highest number of votes, up to the number of Trustees to be elected, shall be elected.

I. ADJOURNMENT

Any annual, regular or special meeting of Shareholders, including one at which Trustees are to be elected, may be adjourned for such period as the Shareholders present and entitled to vote shall direct.

J. NOMINATIONS OF TRUSTEES AND PROPOSALS OF OTHER BUSINESS

(i) General Rule. Nominations for the election of Trustees and proposals of other business to be considered by Shareholders may be made, in the case of nominations, only at an Annual Meeting or at a Special Meeting called for the election of Trustees and, in the case of proposals of other business, at an Annual or Special Meeting, in each case only (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trustees, (iii) in the case of proposed business, by the chair of the meeting, unless a majority of the Trustees then in office object to such business being conducted at the meeting, or (iv) by notice in writing delivered to the Secretary of PREIT prior to such Shareholders’ meeting, as provided below, signed by a Shareholder or Shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent (2%) of the Shares outstanding on the date of such notice (each such signatory a “Qualified Shareholder” and collectively the “Qualified Shareholders”) and who comply with the notice procedures set forth in this Paragraph 11.J. Clause (iv) of the preceding sentence shall be the exclusive means for a Shareholder to make nominations or submit other business before an Annual or Special Meeting of Shareholders (other than as provided in Paragraph 11.J(iv)) and, for the avoidance of doubt, shall be applicable to nominations or proposals contained in proxy statements prepared and furnished by or on behalf of any Shareholder. No matter may be brought before a meeting unless such matter is a proper matter for Shareholder action at the meeting.

(ii) Shareholder Nominations.

(a) Qualified Shareholders entitled to vote in the election of Trustees may nominate one or more individuals for election as Trustees at a meeting only if written notice of such Qualified Shareholders’ intention to make such nomination or nominations has been delivered personally to, or been mailed to and received by, the Trust at the principal executive office of the Trust, addressed to the attention of the Secretary, (i) with respect to an election to be held at an Annual Meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding Annual Meeting of Shareholders, not less than 90 days nor more than 120 days prior to such anniversary date, and (ii) with respect either to an election to be held at an Annual Meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding Annual Meeting, or with respect to a Special Meeting of Shareholders called for the purpose of electing Trustees, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall any adjournment or postponement of an Annual or Special Meeting or announcement thereof commence a new time period for the giving of notice as described above.

(b) Each such notice shall set forth: (i) the name and address of each Qualified Shareholder intending to make the nomination and of the individual or individuals to be nominated; (ii) a representation as to the class, series and number of Shares of the Trust that such Qualified Shareholder owns of record or beneficially and the respective date or dates on which such Qualified Shareholder acquired such ownership; (iii) the nominee holders for, and number of, Shares of the Trust owned beneficially but not of record by such Qualified Shareholder; (iv) a representation that such Qualified Shareholder shall appear in person or by proxy at the meeting to nominate the individual or individuals specified in the notice; (v) a description of all proxies, agreements, arrangements or understandings between any Qualified Shareholder and each nominee and any other person or entity (naming each such person or entity) pursuant to which any Qualified Shareholder has a right to vote any Shares of the Trust, or pursuant to which any such nominee or Qualified Shareholder may be entitled to compensation, reimbursement of expenses or indemnification by reason of such nomination or service as a Trustee (including, without limitation, all information that would be required to be disclosed under Item 404 of Regulation S-K, or any successor provision, if the Qualified Shareholder or Shareholder Associated Person (as defined below) were the “registrant” and the nominee were a director or executive officer); (vi) such other information regarding each nominee proposed by such Qualified Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Trustees; (vii) as to any Shareholder Associated Person, (A) the class, series and number of all Shares of the Trust that are owned of record or beneficially by such Shareholder Associated Person, if any, and the date on which such Shareholder Associated Person acquired such ownership and (B) the nominee holder for, and number of, Shares of the Trust owned beneficially but not of record by such Shareholder Associated Person; (viii) with respect to any Qualified Shareholder and Shareholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of Shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of Shares of the Trust, directly or indirectly owned by such Qualified Shareholder or Shareholder Associated Person) has been made, the effect or intent of which is to (A) mitigate loss to, or manage risk or benefit of Share price changes for, or to increase or decrease the voting power of, such Qualified Shareholder or any such Shareholder Associated Person with respect to any Shares of the Trust, or (B) provide the Qualified Shareholder or Shareholder Associated Person with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the Shares of the Trust; and (ix) the written consent of each nominee to serve as a Trustee of the Trust if so elected. Additionally, the Trust may require any proposed nominee to furnish such additional information as may reasonably be requested to determine the eligibility of such proposed nominee to serve as an independent Trustee, or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee, and to complete and sign a questionnaire in form and substance determined by the Trust in its sole discretion. The Qualified Shareholder shall advise the Secretary of the Trust in writing of any change in the information set forth in the notice promptly after the occurrence of such change.

(c) For purposes of this Paragraph 11.J, “Shareholder Associated Person” of any Shareholder shall mean (i) any person or entity controlling, controlled by, under common control with, or acting in concert with, such Shareholder, (ii) any beneficial owner of Shares of the Trust owned of record or beneficially by such Shareholder, (iii) any entity of which such Shareholder is an employee, officer, member, partner, trustee, director or, except for entities the Shares of which are registered under the Securities Exchange Act of 1934 (the “Exchange Act”), a Shareholder, and (iv) any person or entity controlling, controlled by or under common control with, a Shareholder Associated Person as defined by clause (i), (ii) or (iii).

(d) Only such persons who are nominated in accordance with the procedures set forth in this Paragraph 11.J shall be eligible to serve as Trustees. The chair of the meeting may, in his or her judgment, declare invalid any nomination (i) not made in compliance with the foregoing procedure or (ii) made in connection with a notice that shall be inaccurate or incomplete. Such invalid nomination shall then be disregarded.

(iii) Shareholder Proposals of Other Business.

a) Any Qualified Shareholder entitled to vote at an Annual or Special Meeting may propose business to be considered by the Shareholders at that meeting only if written notice of such Qualified Shareholders’ intention to propose such business has been delivered personally to, or been mailed to and received by, the Trust at the principal executive office of the Trust, addressed to the attention of the Secretary, (i) with respect to an Annual Meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding Annual Meeting of Shareholders, not less than 90 days nor more than 120 days prior to such anniversary date, and (ii) with respect to an Annual Meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding

Annual Meeting, or with respect to a Special Meeting of Shareholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall any adjournment or postponement of an Annual or Special Meeting or announcement thereof commence a new time period for the giving of notice as described above.

(b) Each such notice must set forth: (i) the name and address of each Qualified Shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of Shares of the Trust that such Qualified Shareholder owns of record or beneficially and the respective date or dates on which such Qualified Shareholder acquired such ownership; (iii) the nominee holder for, and number of, Shares of the Trust owned beneficially but not of record by such Qualified Shareholder; (iv) a representation that such Qualified Shareholder shall appear in person or by proxy at the meeting to propose the consideration of such business; (v) a description of all proxies, agreements, arrangements or understandings between any Qualified Shareholder and any other person or entity (naming each such person or entity) pursuant to which any Qualified Shareholder has any right to vote any Shares of the Trust; (vi) the general nature of the business which such Qualified Shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the Qualified Shareholder proposes that the Shareholders adopt; (vii) any material interest in such business by any such Qualified Shareholder or Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to any Qualified Shareholder or any Shareholder Associated Person therefrom; (viii) as to any Shareholder Associated Person, (A) the class, series and number of all Shares of the Trust that are owned by such Shareholder Associated Person, if any, and the date on which such Shareholder Associated Person acquired such ownership and (B) the nominee holder for, and number of, Shares owned beneficially but not of record by such Shareholder Associated Person; and (ix) with respect to any Qualified Shareholder and Shareholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of Shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of Shares of the Trust, directly or indirectly owned by such Qualified Shareholder or Shareholder Associated Person) has been made, the effect or intent of which is to (A) mitigate loss to, or manage risk or benefit of Share price changes for, or to increase or decrease the voting power of, such Qualified Shareholder or any such Shareholder Associated Person with respect to any Shares of the Trust, or (B) provide the Qualified Shareholder or Shareholder Associated Person with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the Shares of the Trust. The Qualified Shareholder shall advise the Secretary of the Trust in writing of any change in the information set forth in the notice promptly after the occurrence of such change.

(c) Only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Paragraph 11.J. The chair of the meeting may, in his or her judgment, determine whether any business proposed to be brought before the meeting was proposed in compliance with the foregoing procedures, and, if any proposed business (i) is not proposed in compliance with this Paragraph 11.J or (ii) is made in connection with a notice that shall be inaccurate or incomplete, declare such proposal to be invalid. Such invalid proposal shall then be disregarded.

(iv) Application of Other Law. Notwithstanding the foregoing provisions of this Paragraph 11.J, a Shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Paragraph 11.J. Nothing in this Paragraph 11.J shall be deemed to affect any right of a Shareholder to request inclusion of proposals in, nor the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; nor shall this Paragraph 11.J affect the right of any Shareholder to make recommendations to the Nominating and Governance Committee of persons to be considered for nomination as Trustees pursuant to a policy, if any, adopted by such Committee or the Board of Trustees and then in effect.

(v) No Implied Right of Proxy Access. Except only as and to the extent required by applicable law, no nomination or proposal by a Shareholder made under Paragraph 11.J or otherwise shall be included in any proxy statement of the Trust.

12. LIMITED LIABILITY OF SHAREHOLDERS

A. The Trustees shall have no power to bind the Shareholders to personal liability. All persons dealing with PREIT, or with any agent of PREIT and/or the Trustees, shall look only to the Trust Property for the payment of any sums due as a result of such dealing and personal liability shall not attach to any Shareholder for any act, omission or liability of a Trustee or PREIT.

B. An obligation of PREIT based upon a writing may be limited to a specific fund or other identified pool or group of assets of PREIT.

It is the intention of this Trust Agreement to limit the liability of Shareholders for the obligations of PREIT to the fullest extent permitted by applicable law, as amended or supplemented.

13. EXPRESS EXCULPATORY LANGUAGE IN INSTRUMENTS

Neither the Shareholders nor the Trustees, officers, employees or agents of PREIT shall be liable under any agreement or instrument creating an obligation of PREIT, and all persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that agreement or instrument. The omission of the foregoing exculpatory language from any agreement or instrument shall not affect the validity or enforceability of such agreement or instrument and shall not render any Shareholder, Trustee, officer, employee or agent of PREIT liable thereunder to any third party; nor shall the Trustees or any officer, employee or agent of PREIT be liable to anyone for such omission.

14. INDEMNITY; INSURANCE

A. RIGHT TO INDEMNIFICATION OF TRUSTEES AND OFFICERS

Every Trustee and officer of PREIT shall be entitled as of right to be indemnified by PREIT against reasonable expense and any liability paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of PREIT or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person’s being or having been a Trustee or officer of PREIT or by reason of the fact that such person is or was serving in any capacity at the request of PREIT as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding being referred to in this Paragraph 14 as “action”); provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or Officer against PREIT (other than a suit for indemnification as provided in Paragraph B of this Paragraph 14). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by PREIT prior to final disposition of such action promptly, and without the need for approval by the Board of Trustees, upon delivery to PREIT of an undertaking by or on behalf of such person, to repay all amounts so advanced without interest if it shall ultimately be determined in the manner provided in the last sentence of this Paragraph 14.A that such person is not entitled to be indemnified under this Paragraph 14.A. Persons who are not Trustees or officers of PREIT may be indemnified in respect of service to PREIT or to another such entity at the request of PREIT to the extent the Board of Trustees at any time denominates such person as entitled to some or all of the benefits of this Paragraph as the Trustees shall determine as to each such Person. As used herein, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of expenses, liability, loss, judgments, excise taxes, fines and penalties and amounts paid in settlement. No indemnification pursuant to this Paragraph 14.A shall be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

B. RIGHT OF CLAIMANT TO BRING SUIT

If a claim under Paragraph 14.A is not paid in full by PREIT within 60 days after a written claim has been received by PREIT, the claimant may at any time thereafter bring suit against PREIT to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under law PREIT would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on PREIT. Neither the failure of PREIT (including its Board of Trustees, independent legal counsel and its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by PREIT (including, its Board of Trustees, independent legal counsel or its Shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

C. INSURANCE AND FUNDING FOR PAYMENT OF EXPENSES

PREIT may purchase and maintain insurance, at its expense, to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not PREIT would have the power to indemnify such person against such liability or expense by law or under the provisions of this Paragraph 14. PREIT may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing), to insure the payment of such sums as may become necessary to effect indemnification as provided in this Paragraph 14.

D. NON-EXCLUSIVITY OF RIGHTS

The provisions of Paragraph 5 relating to the limitation of Trustees’ liability and the right to indemnification and to the advancement of expenses provided in this Paragraph 14 shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of this Trust Agreement, By-Laws, other agreement, vote of Shareholders or Trustees or otherwise.

E. EXTENT OF RIGHTS

The provisions of Paragraph 5 relating to the limitations of Trustees’ liability, and the provisions of this Paragraph 14 relating to or providing for indemnification and to the advancement of expenses (1) shall be deemed to create contractual rights in favor of each of the Trustees, Officers and other persons entitled to indemnification hereunder and may be modified as to any Trustee, officer or other person only with said Trustee’s, Officer’s or other such person’s signed consent in record form; (2) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall enure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder; and (3) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the adoption of such amendment or repeal. If applicable Pennsylvania law is amended to permit a Pennsylvania business trust to provide greater rights to indemnification and advancement of expenses for its trustees and officers than the express terms of this Paragraph 14, this Paragraph 14 shall be construed to provide for such greater rights.

15. CONTROLLING LAW

This Trust Agreement has been signed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of that Commonwealth.

16. TERM

The term of PREIT’s existence shall be perpetual unless sooner terminated as provided below:

PREIT may be dissolved, its affairs wound-up and its existence terminated by the affirmative vote of holders of a majority of votes cast by all Shareholders entitled to vote thereon (excluding holders of Preferred Shares that are entitled to vote thereon exclusively as a class) at a meeting called for that purpose pursuant to a resolution adopted by a majority of the Trustees then in office. If any class or series of Preferred Shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote shall also be required. Upon PREIT’s dissolution, the Trustees may wind up PREIT’s business, liquidate its assets, make adequate provision for payment of liabilities and funding of contingencies and distribute the net proceeds among the Shareholders in the same proportions that the Shareholders own Shares in PREIT at the time for distribution, subject, if applicable, to Paragraph 9.N(iii) and to distinctions, preferences and rights among different types, classes or series of outstanding Shares; or convey the property of PREIT to, or in any way merge, consolidate or combine with, one or more persons, entities, trusts or corporations, for consideration consisting in whole or part of cash, shares of stock or beneficial interest, or other property of any kind, and distribute the net proceeds among the Shareholders ratably, subject, if applicable, to Paragraph 9.N(iii) and to distinctions, preferences and rights among different types, classes or series of outstanding Shares. The Trustees in office at the time of such dissolution shall continue in office until the process of dissolving, winding-up, terminating the business and the distribution to the Shareholders is completed. PREIT shall not dissolve and the term of PREIT’s existence shall not terminate for the reason that it fails to qualify, or after qualification as such to continue to qualify, as a real estate investment trust under the applicable tax laws.

17. AMENDMENT

This Agreement may be amended by the Trustees in any particular, including, without limitation, such designating amendments as may be necessary or desirable from time to time to implement the authority granted in the second paragraph of Paragraph 8, except:

(A) no amendment shall be effected to increase the liability of the Shareholders;

(B) no amendment may be adopted requiring additional contributions from or assessments against the Shareholders;

(C) without the affirmative vote of the holders of a majority of votes cast by (i) all Shareholders entitled to vote thereon (excluding holders of Preferred Shares that are entitled to vote thereon exclusively as a class) and (ii) the holders of any class or series of

Preferred Shares entitled to vote thereon as a class, no amendment (other than a designating amendment to implement the authority granted under the second paragraph of Paragraph 8) may be effected if the purpose or reasonably foreseeable effect of such amendment is to prevent or impede a “control transaction.” A “control transaction” shall mean the acquisition by a person or a group of persons acting in concert of voting control over voting shares of PREIT that would entitle the holders thereof to cast at least 20% of the votes that all Shareholders would be entitled to cast in an election of Trustees of PREIT;

(D) no amendment to Paragraph 8 which increases the number of Shares which may be outstanding under the first or second paragraph thereof shall be effected without the affirmative vote of the holders of a majority of the votes cast by (i) all Shareholders entitled to vote thereon (excluding Preferred Shares that are entitled to vote thereon exclusively as a class) and (ii) the holders of any class or series of Preferred Shares entitled to vote thereon as a class; and

(E) no amendment to this Paragraph 17 or to Paragraphs 3.Q or 16 shall be effected without the affirmative vote of Shareholders whose votes are at the time of such amendment necessary to effect the pertinent action hereunder or thereunder.

No amendment which may be effected without a vote of Shareholders may be considered at any meeting of the Trustees unless notice of the proposed amendment is included in the call for the meeting. No such amendment may be considered unless the total number of Trustees is five (5) or more, in which event, the consent of two-thirds of the Trustees, but not fewer than four (4), shall be necessary to adopt any such amendment. No amendment may be effected by a vote of Shareholders unless, prior to such vote, the Board of Trustees shall have authorized the submission of the amendment to a vote of the Shareholders. Each amendment under this Paragraph 17 shall be certified by the secretary. As soon as may be possible, after adoption and certification, a copy of the amendment shall be recorded in every public office where this Agreement has been recorded, but no failure to certify or record such amendment shall affect its validity.

CERTIFICATION

The undersigned hereby certifies the adoption of this Amended and Restated Trust Agreement by the Board of Trustees of Pennsylvania Real Estate Investment Trust on December 18, 2008.

/s/ Bruce Goldman
Bruce Goldman, Secretary

Dated: December 22, 2008